Exhibit 99.1

FOR IMMEDIATE RELEASE                      FOR MORE INFORMATION CONTACT:
December 11, 1997                          Jeffrey S. Glover (318) 388-9648
                                           jglover@iamerica.net

CENTURY FILES $1.5 BILLION UNIVERSAL SHELF REGISTRATION STATEMENT
Monroe, LA. . . . Century Telephone Enterprises, Inc.(NYSE Symbol:CTL)announced that it filed today a shelf registration statement with the Securities and Exchange Commission registering $1.5 billion of senior unsecured debt securities, preferred stock, common stock and warrants, which may be issued from time to time as determined by the Board of Directors.

   The aggregate principal amount, net proceeds, offering price and other specific terms of securities which may be issued under the registration statement will be determined at the time of sale and described in a supplement to the prospectus forming a part of the registration statement. Unless otherwise indicated in any such supplement, the net proceeds from any such sale of securities will be used for refinancing outstanding indebtedness and for other general corporate purposes, including the financing of acquisitions or capital expenditures. Century may sell such securities (i) through underwriters or dealers, (ii) directly to one or more purchasers or (iii) through agents. Century currently anticipates that it may sell senior debt securities in early 1998 to refinance a substantial portion of the bank indebtedness incurred in connection with its acquisition of Pacific Telecom, Inc., in early December 1997.

   Century Telephone Enterprises, Inc. provides a range of communications services including local exchange, wireless, long distance and Internet access to more than two million customers in 21 states. The company, headquartered in Monroe, Louisiana, is publicly traded on the New York Stock Exchange under the symbol CTL. Century is the 10th largest local exchange telephone company, based on access lines, and the 10th largest cellular company, based on population equivalents owned, in the United States.

   Visit Century's corporate website at www.centurytel.com.

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   A registration statement relating to these securities has been filed with the
Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective, nor may sales be effected in the absence of a prospectus supplement setting forth the terms and conditions of any specific series of securities offered. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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